Exhibit 99.1

        Aegis Assessments Inc. Announces SafetyNet RadioBridge is Approved for U.S. Communities Program

    SCOTTSDALE, Ariz.--(BUSINESS WIRE)--May 16, 2005--Aegis Assessments, Inc. (OTCBB:AGSI) announced that its SafetyNet(TM) RadioBridge(TM) can now be purchased through the U.S. Communities program. Sponsored by the National League of Cities, the National Association of Counties, the U.S. Conference of Mayors, the Association of School Business Officials, the National Institute of Government Purchasing, and a national network of city, county and state associations, U.S. Communities provides a purchasing forum for public agencies nationwide. There are currently over 7,000 public agencies in 50 states participating in the program.
    In April 2005 Aegis announced that it had entered into an agreement with government IT leader GTSI Corp. (Nasdaq:GTSI) granting GTSI the right to act as a reseller of the Aegis SafetyNet(TM) RadioBridge(TM) to its diverse base of federal, state and local government customers. GTSI was awarded U.S. Communities in 2003 and was instrumental in qualifying the SafetyNet(TM) RadioBridge(TM) for participation in the program.
    According to Jeffrey Bemoras, Aegis's new Executive Vice President of Sales and Marketing, local governments nationwide are expected to spend nearly $500 million on products through the U.S. Communities program this year. "We are working with GTSI to promote the SafetyNet(TM) RadioBridge(TM) through the U.S. Communities program to thousands of cities and counties that need radio interoperability now," Mr. Bemoras said.
    GTSI has dedicated a sales group to offer the SafetyNet(TM) RadioBridge(TM) to government agencies and other end-users seeking an affordable solution to the current communication problem caused by not having radio interoperability at the scene of an emergency. In support of GTSI's comprehensive marketing campaign, Aegis recently conducted technical training for GTSI's sales and technology practice professionals at GTSI's Chantilly, Virginia headquarters. GTSI did over $1 billion in sales in 2004, the bulk of that in direct contracts with the federal government.

    About Aegis Assessments, Inc.

    Aegis Assessments, Inc. (OTCBB:AGSI) is a wireless technology company that enables emergency responders to operate with increased effectiveness. Through the SafetyNet(TM) line of products, the company provides communications solutions to public safety agencies and commercial facilities for homeland security and life safety applications. Integrating emergency and life safety systems available to the public and private sectors is the new challenge in homeland security that the company's products and technologies address.

    Forward-Looking Statements

    This press release contains forward-looking statements that involve risks and uncertainties. Actual results, events and performance could vary materially from those contemplated by these forward-looking statements. These statements involve known and unknown risks and uncertainties that may cause the company's actual results in future periods to differ materially from results expressed or implied by forward-looking statements. You should not place undue reliance on forward-looking statements, because they involve these risks and uncertainties. You should independently investigate and fully understand all risks before making investment decisions.

    CONTACT: Aegis Assessments, Inc,
             Richard Reincke, 480-778-9140 ext. 104
             richard@aegiscorporate.com
             www.aegiscorporate.com